Exhibit 5.1
August 6, 2009
To the Board of Directors
UNIVEST CORPORATION OF PENNSYLVANIA
14 North Main Street
P.O. Box 64197
Souderton, PA 18964-0197

Re:	Offering of Common Stock Registration statement on Form S-3 (File No. 333-159084)
Gentlemen:
As counsel to Univest Corporation of Pennsylvania, a Pennsylvania corporation (the “Company”), we delivered to you an opinion letter dated May 8, 2009 in connection with the Company’s registration statement on Form S-3 (File No. 333-159084) (the “Registration Statement”) filed on May 8, 2009 with the Securities and Exchange Commission and amended on May 20, 2009, relating to the sale by the Company from time to time of an indeterminate amount of (i) shares of common stock, (ii) shares of preferred stock, (iii) debt securities, (iv) depositary shares, (v) securities warrants, (vi) stock purchase contracts and/or (vii) stock purchase units, or any combination thereof, with a maximum aggregate offering price of $75,000,000.
This opinion letter relates to the proposed public offering of up to 3,392,500 shares of common stock, par value $5.00 per share, all of which shares (the “Shares”) are to be sold by the Company pursuant to a prospectus supplement dated August 6, 2009 and the accompanying prospectus dated May 20, 2009 (together, the “Prospectus”) that form part of the Registration Statement.. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 228.601(b)(5), in connection with the Registration Statement..
Any undefined and capitalized terms shall be as set forth in the Prospectus, Registration Statement or Underwriting Agreement, as is applicable.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we deem appropriate to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies and telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, certificates of public officials and certifications of fact by the Company, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
As to all matters of law, this opinion letter is solely based upon the applicable provisions of Title 15 of the Pennsylvania Consolidated Statutes, as amended, and as currently in effect (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the phrase “Title15 of the Pennsylvania Consolidated Statutes, as amended” includes the statutory provisions contained therein; any applicable provisions of the Pennsylvania Constitution; and, any applicable reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that: (i) the issuance of the Shares pursuant to the terms of the Underwriting Agreement dated August 6, 2009, by and between the Company and Keefe, Bruyette & Woods, Inc., the Underwriter; and, (ii) the reciprocal receipt by the Company of the consideration for the Shares as specified in the Prospectus, will result in the Shares being validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use as an exhibit in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus, and is made as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ SHUMAKER WILLIAMS, P.C.
SHUMAKER WILLIAMS, P.C.